Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the ODDITY Tech Ltd. 2023 Incentive Award Plan of ODDITY Tech Ltd. of our reports dated March 17, 2026, with respect to the consolidated financial statements of ODDITY Tech Ltd. and the effectiveness of internal control over financial reporting of ODDITY Tech Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ KOST, FORER, GABBAY & KASIERER
Tel Aviv, Israel	KOST, FORER, GABBAY & KASIERER
June 4, 2026	A Member of EY Global